SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2008

C. R. BARD, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey	07974
(Address of Principal Executive Office)	(Zip Code)

(908) 277-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	On February 11, 2009, the Compensation Committee of the Board of Directors of C. R. Bard, Inc. approved the 2009 performance criteria under the amended and restated Executive Bonus Plan (formerly known as the 2005 Executive Bonus Plan) as described below (the “Plan”). The performance criteria for 2009 include a target of earnings per share growth of 14% above the prior year. The earnings per share target is the primary factor in determining bonus payments. The Committee set sales, cash flow from operations and return on equity targets as additional objective criteria under which bonus payouts would be determined, although these criteria have significantly less weight in determining bonus payments. Bonus calculations are based on operational results that are generally exclusive of items of an unusual or infrequent nature and other items that affect the comparability of results between periods. Bonus targets for the company’s named executive officers range from 80% to 125% of base salary. Depending on the performance of the company, the actual bonus payments could be higher or lower than the target amounts. For Group Vice Presidents, 50% of their bonuses will be calculated based on the degree to which their respective business units achieve targeted results, and 50% will be calculated based on achievement of the corporate financial targets described above. For 2009, the primary targets for the business units were set at a 10% growth in sales and a 14% growth in net income. However, the bonus amounts may be reduced if additional gross margin, quality and new product sales targets for the business units are not met. No award under the Plan may exceed $3,000,000 with respect to any fiscal year, as described below.

On December 10, 2008, the Compensation Committee approved the amendment and restatement of the Plan to increase to $3,000,000 the maximum amount of any award payable to any individual in a fiscal year. The Plan will be submitted to shareholders for approval at the company’s 2009 annual meeting of shareholders for the approval of certain provisions of the Plan in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.

By:	/s/ Todd C. Schermerhorn
Name:	Todd C. Schermerhorn
Title:	Senior Vice President and
Chief Financial Officer

February 13, 2009